Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contact:	Roger Fleischmann	Media Contact:	Jeff Beckman
	Levi Strauss & Co		Levi Strauss & Co.
	(800) 438-0349		(415) 501-3317
	rfleischmann@levi.com		jbeckman@levi.com
LEVI STRAUSS & CO. ANNOUNCES SECOND-QUARTER 2009 FINANCIAL RESULTS
• Net Revenues Down 3%, Up 5% Excluding Effects of Currency
• Cash Flow Enhances Liquidity Position
SAN FRANCISCO (July 14, 2009) – Levi Strauss & Co. (LS&CO.) today announced financial results for the second quarter ended May 31, 2009 and filed its second-quarter 2009 results on Form 10-Q with the Securities and Exchange Commission.
Highlights include:

	Three Months Ended
($ millions)	May 31, 2009	May 25, 2008
Net revenues	$905	$936
Net income (loss)	$(4)	$1
The company’s reported results reflected a challenging global economy and the adverse effect of currency exchange rates compared to the prior year. Net revenues declined 3 percent. On a constant currency basis, net revenues increased 5 percent for the quarter largely due to the prior period’s loss of sales related to shipping issues during the stabilization of a new enterprise resource planning system (ERP) in the U.S. business.
The company reported an improved liquidity position with approximately $503 million of cash, cash equivalents and availability under its credit facility. The company’s cash position reflected strong operating cash flows in the quarter. Inventory was down $29 million compared to the end of last year.
“We are focusing on the fundamentals and operating our business with discipline and rigor in this challenging retail environment,” said John Anderson, president and chief executive officer. “Our cash flow is robust and our liquidity position will support the business and our investment in strategic initiatives. We acquired 73 outlet stores in the United States this week, complementing our existing retail network and building our brands. We continue to focus on strengthening our business during these difficult times so we can capitalize on our position when the economy improves.”
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LS&CO. Q2 2009 Results/Add One
July 14, 2009
Second-Quarter 2009 Highlights
▪	Gross profit in the second quarter decreased to $415 million compared with $437 million for the same period in 2008, primarily due to the effect of currencies. Gross margin for the quarter was 45.9 percent compared with 46.7 percent in the same quarter of 2008. Gross margin was adversely impacted by currencies but benefited from lower inventory markdowns.

▪	Selling, general and administrative (SG&A) expenses for the second quarter decreased to $359 million from $386 million in the same period of 2008. The reduction in SG&A expense was largely driven by the effects of currency. The company also incurred lower ERP-related, distribution and marketing costs, offset by higher selling costs associated with additional company-operated stores and increased pension expense.

▪	Operating income for the second quarter increased to $56 million compared with $52 million for the same period of 2008, primarily reflecting the lower SG&A expenses.
Regional Overview
Regional net revenues for the quarter were as follows:

			% Increase (Decrease)

Net Revenues ($ millions)	May 31, 2009	May 25, 2008	As Reported	Constant Currency
Americas	$518	$477	8%	12%
Europe	$221	$268	(17)%	1%
Asia Pacific	$166	$191	(13)%	(6)%
▪	The increase in net revenues in the Americas region primarily reflected lower sales in the second quarter of 2008 due to the shipping issues related to the U.S. ERP system stabilization. This increase was partially offset by declines in net sales in the 2009 period due to the bankruptcy of a significant U.S. customer in the third quarter of last year.
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LS&CO. Q2 2009 Results/Add Two
July 14, 2009
▪	Net revenues in Europe decreased on a reported basis and were stable excluding the impact of currency. Weaker wholesale performance in the company’s mature markets, reflecting the declining retail environment in the region, was offset by sales from new company-operated stores.

▪	Net revenues in Asia Pacific decreased on both a reported and constant currency basis. Lower net sales in wholesale channels in mature markets reflected the continuing impact of the slowing global economy, particularly in Japan. The decline was partially offset by increased sales from continued retail store expansion in developing markets.
Balance Sheet and Cash Flow
The company ended the second quarter with cash and cash equivalents of $270 million and available liquidity of $233 million under the company’s credit facility. Cash provided by operating activities was $159 million for the three-month period, compared with $121 million for the same period in 2008. Net debt at the end of the quarter was $1.6 billion compared to $1.8 billion at the end of the second quarter of 2008.
Investor Conference Call
The company’s second-quarter 2009 investor conference call will be available through a live audio Webcast at www.levistrauss.com/Financials/EarningsWebcasts.aspx today, July 14, 2009, at 1 p.m. PST/4 p.m. EST. A replay is available on the Web site the same day and will be archived for one month. A telephone replay also is available through July 21, 2009 at 800-642-1687 in the United States and Canada, or 706-645-9291 internationally; I.D. No. 16477579.
This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2008, especially in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
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LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	May 31,	November 30,
	2009	2008
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$269,621	$210,812
Restricted cash	3,037	2,664
Trade receivables, net of allowance for doubtful accounts of $19,616 and $16,886	388,882	546,474
Inventories:
Raw materials	9,551	15,895
Work-in-process	8,278	8,867
Finished goods	495,402	517,912

Total inventories	513,231	542,674
Deferred tax assets, net	116,027	114,123
Other current assets	105,298	88,527

Total current assets	1,396,096	1,505,274
Property, plant and equipment, net of accumulated depreciation of $630,818 and $596,967	404,358	411,908
Goodwill	231,850	204,663
Other intangible assets, net	46,638	42,774
Non-current deferred tax assets, net	539,655	526,069
Other assets	78,566	86,187

Total assets	$2,697,163	$2,776,875

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Short-term borrowings	$32,904	$20,339
Current maturities of long-term debt	35,437	70,875
Current maturities of capital leases	1,750	1,623
Accounts payable	174,619	203,207
Restructuring liabilities	4,567	2,428
Other accrued liabilities	198,155	251,720
Accrued salaries, wages and employee benefits	163,175	194,289
Accrued interest payable	28,599	29,240
Accrued income taxes	10,696	17,909

Total current liabilities	649,902	791,630
Long-term debt	1,788,045	1,761,993
Long-term capital leases	6,045	6,183
Postretirement medical benefits	125,754	130,223
Pension liability	248,366	240,701
Long-term employee related benefits	94,087	87,704
Long-term income tax liabilities	48,476	42,794
Other long-term liabilities	44,390	46,590
Minority interest and related liability	36,624	17,982

Total liabilities	3,041,689	3,125,800

Commitments and contingencies (Note 8)
Temporary equity	589	592

Stockholders’ Deficit:
Common stock—$.01 par value; 270,000,000 shares authorized; 37,280,038 shares issued and outstanding	373	373
Additional paid-in capital	36,719	53,057
Accumulated deficit	(231,091)	(275,032)
Accumulated other comprehensive loss	(151,116)	(127,915)

Total stockholders’ deficit	(345,115)	(349,517)

Total liabilities, temporary equity and stockholders’ deficit	$2,697,163	$2,776,875

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	May 31,	May 25,	May 31,	May 25,
	2009	2008	2009	2008
		(Dollars in thousands)
		(Unaudited)
Net sales	$886,519	$915,090	$1,817,773	$1,976,010
Licensing revenue	17,999	21,247	38,209	43,195

Net revenues	904,518	936,337	1,855,982	2,019,205
Cost of goods sold	489,141	498,938	995,484	1,036,607

Gross profit	415,377	437,399	860,498	982,598
Selling, general and administrative expenses	359,268	385,640	698,349	744,293

Operating income	56,109	51,759	162,149	238,305
Interest expense	(40,027)	(41,070)	(74,717)	(81,750)
Other expense, net	(20,476)	(9,596)	(17,408)	(5,717)

Income (loss) before income taxes	(4,394)	1,093	70,024	150,838
Income tax (benefit) expense	(266)	392	26,083	53,030

Net income (loss)	$(4,128)	$701	$43,941	$97,808

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	May 31,	May 25,
	2009	2008
	(Dollars in thousands)
	(Unaudited)
Cash Flows from Operating Activities:
Net income	$43,941	$97,808
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,445	37,187
Asset impairments	568	316
Loss on disposal of property, plant and equipment	174	282
Unrealized foreign exchange losses	4,791	2,751
Realized loss on settlement of foreign currency contracts not designated for hedge accounting	18,147	8,196
Employee benefit plans’ amortization from accumulated other comprehensive loss	(9,894)	(17,981)
Employee benefit plans’ curtailment gain, net	(2,028)	(3,825)
Write-off of unamortized costs associated with early extinguishment of debt	—	329
Amortization of deferred debt issuance costs	2,131	1,939
Stock-based compensation	3,660	2,815
Allowance for doubtful accounts	3,196	6,731
Change in operating assets and liabilities (excluding assets and liabilities acquired):
Trade receivables	134,784	112,440
Inventories	12,382	(63,649)
Other current assets	(2,576)	(26,334)
Other non-current assets	1,468	(10,440)
Accounts payable and other accrued liabilities	(60,461)	7,657
Income tax liabilities	(5,629)	24,540
Restructuring liabilities	1,075	(3,181)
Accrued salaries, wages and employee benefits	(48,770)	(44,111)
Long-term employee related benefits	27,780	(13,248)
Other long-term liabilities	(3,710)	1,069
Other, net	1,461	(33)

Net cash provided by operating activities	158,935	121,258

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(26,688)	(41,009)
Proceeds from sale of property, plant and equipment	176	1,272
Payments on settlement of foreign currency contracts not designated for hedge accounting	(18,147)	(8,196)
Acquisitions, net of cash acquired	(5,423)	—
Deposits and deferred costs on proposed acquisition from Anchor Blue Retail Group	(6,947)	—

Net cash used for investing activities	(57,029)	(47,933)

Cash Flows from Financing Activities:
Repayments of long-term debt and capital leases	(36,406)	(55,434)
Short-term borrowings, net	10,995	3,519
Debt issuance costs	—	(395)
Restricted cash	(143)	(1,269)
Dividends to minority interest shareholders of Levi Strauss Japan K.K.	(978)	(1,114)
Dividend to stockholders	(20,001)	(49,953)

Net cash used for financing activities	(46,533)	(104,646)

Effect of exchange rate changes on cash and cash equivalents	3,436	(777)

Net increase (decrease) in cash and cash equivalents	58,809	(32,098)
Beginning cash and cash equivalents	210,812	155,914

Ending cash and cash equivalents	$269,621	$123,816

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$66,463	$80,642
Income taxes	30,283	37,095
The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.